As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flexsteel Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	42-0442319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

385 Bell Street
Dubuque, IA 52001
(563) 556-7730
(Address of Principal Executive Offices) (Zip Code)

Long-Term Incentive Compensation Plan

(Full Title of the Plan)

Timothy E. Hall
Chief Financial Officer
Flexsteel Industries, Inc.
385 Bell Street
Dubuque, IA 52001
(563) 556-7730
(Name, Address, including Zip Code,
and Telephone Number, including Area Code,
of Agent for Service)	With a copy to: J. C. Anderson Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 632-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $1.00 par value	700,000	27.68	19,376,000	2,496

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, paragraphs (c) and (h), under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $27.68, which was the average of the high and low sale prices of the shares of common stock, par value $1.00, of Flexsteel Industries, Inc. on December 18, 2013, as reported for such date by the Nasdaq Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Flexsteel Industries, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(c)	The Company’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed October 28, 2013.
(d)	The Company’s Current Reports on Form 8-K as filed with the Commission on July 5, 2013, December 13, 2013 and December 23, 2013.
(e)	The description of the Company’s common stock, par value $1.00, contained in the Company’s Registration Statement on Form 8-A.

All documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefore by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

In addition, Section 302A.521, subd. 3, of the MBCA requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section.

As permitted by Section 302A.251 of the MBCA, Article V.E. of the Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Section 302A.559 of the MBCA or for violating the securities registration or anti-fraud provisions of Section 80A.23 of the MBCA; (4) for any transaction from which the director derived an improper personal benefit; or (5) for any act or omission occurring prior to the date when the provision becomes effective.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Long-Term Incentive Compensation Plan, dated July 1, 2013 (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 28, 2013).
5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith).
23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
24.1	Power of Attorney (see Signature Page).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to the Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa on December 23, 2013.

FLEXSTEEL INDUSTRIES, INC.

By:	/s/ Timothy E. Hall
Timothy E. Hall
SVP-Finance, Chief Financial Officer and Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Karel K. Czanderna and Timothy E. Hall, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Karel K. Czanderna	President, Chief Executive Officer and Director (Principal Executive Officer )	December 23, 2013
Karel K. Czanderna

/s/ Timothy E. Hall	Senior Vice President-Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer )	December 23, 2013
Timothy E. Hall

/s/ Jeffrey T. Bertsch	Director	December 23, 2013
Jeffrey T. Bertsch

/s/ Mary C. Bottie	Director	December 23, 2013
Mary C. Bottie

/s/ Patrick M. Crahan	Director	December 23, 2013
Patrick M. Crahan

/s/ Lynn J. Davis	Director	December 23, 2013
Lynn J. Davis

/s/ Robert E. Deignan	Director	December 23, 2013
Robert E. Deignan

/s/ Ronald J. Klosterman	Director	December 23, 2013
Ronald J. Klosterman

/s/ Thomas M. Levine	Director	December 23, 2013
Thomas M. Levine

/s/ Robert J. Maricich	Director	December 23, 2013
Robert J. Maricich

/s/ Eric S. Rangen	Director	December 23, 2013
Eric S. Rangen

/s/ James R. Richardson	Director	December 23, 2013
James R. Richardson

/s/ Nancy E. Uridil	Director	December 23, 2013
Nancy E. Uridil

EXHIBIT INDEX

Exhibit No.	Description

4.1	Long-Term Incentive Compensation Plan, dated July 1, 2013 (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 28, 2013).

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith).

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (See Signature Page).